Exhibit 99.1

Innodata Reports First Quarter 2015 Results

NEW YORK – April 29, 2015 – INNODATA INC. (NASDAQ: INOD) today reported results for the first quarter ended March 31, 2015.

•	Total revenue was $13.8 million in the first quarter of 2015, a 13% sequential decline from $15.9 million in the fourth quarter of 2014 and a 2% decline from $14.1 million in the first quarter of 2014.

•	Net loss was $1.8 million in the first quarter of 2015, or $(0.07) per diluted share, compared to a net loss of $0.3 million in the fourth quarter of 2014, or $(0.01) per diluted share. Net earnings in the first quarter of 2014 were $0.2 million, or $0.01 per diluted share.

•	Adjusted EBITDA (as defined below) was a loss of $0.4 million in the first quarter of 2015. Adjusted EBITDA was $1.0 million for the fourth quarter of 2014 and $0.9 million in the first quarter of 2014.

•	Cash, cash equivalents and investments were $25.4 million at March 31, 2015 compared to $24.2 million at December 31, 2014.

Jack Abuhoff, Chairman and CEO, said, “Our revenue in the first quarter was lower than last quarter primarily as a result of a decrease in volume from a large e-book client and several projects that completed in the fourth quarter of 2014.

“We continue to invest in new products and solutions such as Synodex and MediaMiser that we expect will provide compelling value to our clients and enable us to build our portfolio of long term recurring revenue.

“This quarter, our Synodex subsidiary signed an updated contract with a major reinsurance company with which we had announced a strategic relationship last year. We also added four new clients, including industry leader John Hancock which we announced earlier this week. We anticipate the total recurring revenue value of these contracts to be approximately $2.8 million per year once fully ramped up. We anticipate Synodex revenue to increase on a sequential quarterly basis through 2015.

“In our Media Intelligence Solutions segment the total number of clients for our MediaMiser subscription products increased by 6% to 110 clients. The value our products provide to our clients is underscored by our more than 90 percent client retention rate. We anticipate a more than 20% increase in Media Intelligence Solutions revenue in 2015 on a year over year basis.”

Abuhoff continued, “Revenue of our Content Services segment aggregated $12.2 million during the first quarter. We regard approximately 80% of this revenue to be recurring in nature. We are working to grow the recurring revenue base by expanding our portfolio of services that bring predictable revenue streams, such as end-to-end outsourced services and technology platforms that we license to our clients on a subscription basis. At the same time, we will continue to seek large one-time project opportunities that enhance our balance sheet. We expect Content Services revenue to increase in the second quarter.”

Abuhoff concluded, “We anticipate second quarter revenue to be in the range of $13.8 - 14.5 million, consisting of Content Services revenue in the range of $12.2 - 12.7 million, IADS revenue in the range of $0.5 - 0.6 million and Media Intelligence Solutions revenue in the range of $1.1 - 1.2 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net income (loss) to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-539-3678 (Domestic)

1-719-325-2432 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 1257527

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions (“IADS”) segment is a venture formed in 2011 with minimal revenue to date, that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$13,802	$14,066
Operating costs and expenses:
Direct operating expenses	11,125	10,291
Selling and administrative expenses	4,135	3,789
Interest income, net	(26)	(9)
Total	15,234	14,071
Loss before income taxes	(1,432)	(5)
Provision for income taxes	554	101

Net loss	(1,986)	(106)
Income attributable to non-controlling interests	146	295
Net income (loss) attributable to Innodata Inc.
and Subsidiaries	$(1,840)	$189

Income (loss) per share attributable to
Innodata Inc. and Subsidiaries:
Basic and diluted	$(0.07)	$0.01
Weighted average shares outstanding:
Basic	25,337	25,038
Diluted	25,337	25,338
Net income (loss) attributable to
Innodata Inc. and Subsidiaries	$(1,840)	$189
Pension liability adjustment, net of taxes	10	(5)
Change in fair value of derivatives, net of taxes	506	655
Foreign currency translation adjustment	(539)	-
Comprehensive income (loss) attributable to
Innodata Inc. and Subsidiaries	$(1,863)	$839

Supplemental Financial Data:
Adjusted EBITDA	$(446)	$896

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$25,421	$24,216
Accounts receivable, net	8,341	10,445
Prepaid expenses and other current assets	2,660	3,020
Deferred income taxes	220	254
Total current assets	36,642	37,935
Property and equipment, net	5,585	5,915
Other assets	2,693	2,718
Deferred income taxes	1,419	1,397
Intangibles, net	4,715	5,261
Goodwill	1,552	1,635
Total assets	$52,606	$54,861

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,998	$4,698
Accrued salaries, wages and related benefits	4,242	4,464
Income and other taxes	1,317	1,325
Current portion of long-term obligations	1,355	1,606
Deferred income taxes	1	75
Total current liabilities	11,913	12,168
Deferred income taxes	807	879
Long-term obligations	5,336	5,540
Non-controlling interests	(3,095)	(2,949)
STOCKHOLDERS' EQUITY	37,645	39,223
Total liabilities and stockholders’ equity	$52,606	$54,861

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in thousands)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2015	2014

Net loss attributable to Innodata Inc and Subsidiaries	$(1,840)	$189
Depreciation and amortization	727	712
Stock-based compensation	285	198
Provision for income taxes	554	101
Interest income, net	(26)	(9)
Non-controlling interests	(146)	(295)
Adjusted EBITDA	$(446)	$896